Exhibit 10.12

DISTRIBUTORSHIP AGREEMENT

This Distribution Agreement (the “Agreement”) is made as of December 12, 2025 (the “Effective Date”) between MiMedx Group, Inc. having its principal place of business at: 1775 W Oak Commons Court, Marietta, GA 30062, (hereinafter referred to as “Distributor”), and Regen Lab USA LLC., having its principal place of business at: 95 Greene Street Jersey City, NJ 07302 (“Company”).

This Agreement supersedes and replaces the Distributorship Agreement between Distributor and Company dated July 1, 2025 (the “Non-Exclusive Agreement”). As of the Effective Date, the Non-Exclusive Agreement has no further force or effect.

1.0	DISTRIBUTORSHIP

1.1 Appointment

1.1.A Subject to the terms and conditions hereof, Company appoints the Distributor during the period of this Agreement set forth in Section 6 (hereinafter referred to as “Term”), as its exclusive distributor for the resale of RegenWound Gel PRP Kit I and RegenWound Gel PRP Kit II (collectively, the “Kits”) and as its non-exclusive distributor for the resale of the applicators, accessories, and centrifuges listed on Attachment A (the “Accessories”)(the Kits and the Accessories together, the “Products”). Distributor may sell the Products only in United States (the “Territory”) and only for use in the treatment and management of acute and chronic wounds (the “Business Area”).

1.1.B The Company shall not have the right to sell the Kits in the Territory and Business Area or appoint any third party to sell the Kits in the Territory and Business Area.

1.2 Payment

1.2.A Distributor will make an upfront non-refundable and non-creditable payment to Company of five million dollars ($5,000,000) on January 2, 2026. Failure to pay the upfront payment in full within ten (10) days after its due date shall constitute a material breach, entitling Company to terminate this Agreement upon ten (10) days’ written notice. Such upfront payment shall be made by wire transfer in immediately available funds to the bank account of RegenLab USA Inc., as communicated by Company to Distributor in writing.

1.2.B Distributor will make additional non-refundable and non-creditable one-time milestone payments to Company (each, a “Revenue Milestone Payment”) when the Cumulative Revenue first meets or exceeds the thresholds listed below. “Cumulative Revenue” means the total amount of Product Net Sales recognized by Distributor since the Effective Date. “Product Net Sales” means the gross invoice price billed by Distributor to its customers for the sale of the Products, less the sum of: (a) customary trade, cash and quantity discounts actually granted; (b) credits or allowances for returns, rejections, recalls, damaged or expired goods; (c) rebates and chargebacks to group purchasing organizations, payers or similar entities; (d) sales, use, value-added or similar taxes (other than income or franchise taxes) and customs duties included in the invoiced price; and (e) outbound freight, insurance and packing charges, if separately itemized. Sales between Distributor and its affiliates are excluded; Net Sales are counted only for onward sales to third parties.

Cumulative Revenue	Payment Amount
$15 million	$1 million
$35 million	$1 million
$65 million	$1 million
$100 million	$1 million
$125 million	$1 million

1.2.C Within fifteen (15) days after the end of each calendar month during the term of this Agreement, Distributor shall provide Company with a written statement (a “Cumulative Revenue Statement”) for that month showing:

(a)	Net Sales of Products in the Business Area in the Territory (by Product and in aggregate);

(b)	updated Cumulative Revenue up to that month-end; and

(c)	whether any payment or Milestone Payment threshold has been met or exceeded in that month.

If, as of the end of any calendar month, the Cumulative Revenue has met or exceeded a payment threshold for the first time, the Cumulative Revenue Statement for that month shall also be certified as accurate by Distributor’s Chief Financial Officer.

1.2.D Distributor will pay each earned and undisputed Revenue Milestone Payment within fifteen (15) days after Company’s receipt and acceptance of the Cumulative Revenue Statement. Distributor will make all payments required under this Section 1.2 by wire transfer of immediately available funds to the bank account of RegenLab USA Inc. according to wiring instructions provided by Company. Failure to pay an undisputed Revenue Milestone Payment in full within five (5) days after its due date shall constitute a material breach, entitling Company to terminate this Agreement upon ten (10) days’ written notice if Distributor has not paid the undisputed Revenue Milestone Payment.

1.2.E Payment direction to Parent.

Distributor acknowledges and agrees that, at Company’s request, the upfront payment and Revenue Milestone Payments under Section 1.2 are payable to RegenLab USA Inc, the direct parent company of Company (the “Parent”) as Company’s designated payee.

2.0	PRODUCTS

2.1 Products for the purposes of this Agreement shall consist exclusively of the medical devices, consumables, and expendables described in Attachment A. The parties may add Products or Business Areas from time to time by mutual written agreement.

2.2 The Distributor shall promptly inform the Company of any proposed change in the specification of the Products which is necessary in order for them to conform with any applicable laws in the Territory. In which event, the Company shall change the specification(s), and the Parties will mutually agree on any resulting change in the price of the Products.

2.3 If Company receives a bona fide written offer or letter of intent from a third party to acquire all rights to the Product, Company will promptly notify Distributor in writing of the principal terms of that offer. If within ten (10) business days after it receives such notice Distributor delivers a competing offer with terms that are equal to or better than the third-party offer, then Distributor will be entitled to acquire all rights to the Product on such terms.

2.4 Before appointing a third party to distribute, or itself commercializing, a new product in the Business Area in the Territory, Company will offer Distributor the right to add the new product to this Agreement as a Product. Distributor has forty-five (45) days from its receipt of Company’s written offer to confirm in writing if it wishes to add the new product to this Agreement at a price reasonably agreed to between the Parties. If Distributor does not exercise its right to distribute the new product, then Company may offer the new product to third parties on terms not more favorable in total than those last offered to Distributor. If at any time Company wishes to offer more favorable terms to a third party, it will first offer those improved terms to Distributor in accordance with this Section 2.4.

3.0	OBLIGATIONS OF DISTRIBUTOR

3.1 Marketing, promotion, and sale

3.1.A Distributor shall take all steps necessary to maximize the sales potential for all the Products throughout the Territory and for all Business Areas pursuant to this Agreement. Distributor agrees:

3.1.A.1 to actively promote and market, in compliance with all applicable laws, statutes, and regulations of the United States Food and Drug Administration (“FDA”) agency and any other federal or state entity having governance over the Products, all the Products for all Business Areas to potential dealers, healthcare professionals, and end-user customers throughout the Territory and through appropriate marketing mediums;

3.1.A.2 to promptly answer all requests, both written and oral, for information relating to all Products;

3.1.A.3 provide literature, promotional materials, and technical information to dealers, healthcare professionals and end-user customers throughout the Territory;

3.1.A.4 (i) to ensure that Distributor’s staff and network is appropriately trained in relation to the Products including, but not limited to, Products’ instructions for use (including intended use, warnings and risks, storage and normal functioning) and Company’s training instructions/guidelines, (ii) to provide appropriate training to all customers (i.e. medical doctors or any other healthcare professional using Company’s Products) throughout the Territory before Product shipment, (iii) to ensure that appropriate trainings and instructions for use are passed through the entire distribution channel (i.e. from the Distributor, any intermediaries, to all end user customers) with appropriate records thereof (for points I to III), available to the Company on Company’s or authority’s request; and

Upon mutual written agreement between the parties hereto, new Products and/or Business Areas may be added to this Agreement.

3.1.B In connection with the promotion, marketing and sale of the Products the Distributor shall:

3.1.B.1 Sell Products exclusively to customers corresponding to the user profile as described in the Indications for Use (I.F.U.) of the Products;

3.1.B.2 Make it clear in all dealings with customers and prospective customers that it is acting as a third-party independent Distributor of the Products and not as the agent of the Company;

3.1.B.3 Comply with all applicable laws, rules, and regulations in the Territory;

3.1.B.4 Keep all stocks of the Products which it holds in conditions that are appropriate for their storage and provide appropriate security for the Products; Distributor shall store the Products in accordance with the storage specifications that Company will provide in writing, and in accordance with all applicable laws, rules, and regulations in the Territory;

3.1.B.5 Provide the Company with copies of its up-to-date price lists;

3.1.B.6 Upon request, provide the Company with copies of brochures, catalogs, manuals and other marketing materials used by the Distributor in relation to the Products;

3.1.B.7 Use only advertising, promotional and marketing materials which are approved in writing by the Company.

3.1.B.8 Observe all directions and instructions reasonably given to it by the Company in relation to the promotion and advertisement of the Products, and not make any written or oral statements as to the quality or fitness of the Products without the prior written approval of the Company; and

3.1.B.9 Provide to the Company’s reasonable satisfaction, a customer after-sales, and maintenance program related to the Products for the Term of this Agreement, and for a period of six (6) months thereafter.

3.1.C Distributor agrees that any sub-distributor, dealer or agent of the Distributor shall be well qualified to act in such capacity and shall be in compliance with all applicable laws, rules, and regulations in the Territory, and the Distributor shall provide reasonable evidence thereof to the Company. Sub-distributor, dealer or agent of Distributor shall only be appointed with the previous written agreement of the Company. Sub-distributor or agent of Distributor will accept all responsibilities of the Agreement, and Distributor is expressly responsible for any breach of this Agreement caused by sub-distributor or agent.

3.1.D The Distributor shall carry out its obligations in relation to the marketing, promotion, and sale of the Products and the provision of an after-sales and maintenance service program at its own expense. The Distributor shall act with due skill, care and diligence, and shall at all times act towards the Company dutifully and in good faith in all matters relating to this Agreement.

3.1.E Distributor shall translate, at its own expense, all user manuals, advertising, and marketing information into the languages of its customers and provide Company with advance copies of all such materials for approval by Company. Company shall own such translations and related intellectual property rights, but Distributor has the non-exclusive right to use such translations during the Term of this Agreement in connection with its activities pursuant to this Agreement.

3.1.F Distributor agrees to maintain adequate levels of Products to meet the demands of the marketplace and to make prompt deliveries of all orders it receives.

3.1.G The Distributor shall:

3.1.G.1 Keep full and proper books of account and records showing clearly all inquiries, quotations, transactions, and proceedings relating to the Products, and allow the Company, with reasonable notice, access, and inspection of its accounts and records relating to the Products;

3.1.G.2 Inform the Company promptly of any changes in the ownership or control of the Distributor and of any change in its organization or methods of doing business which might affect the performance of the Distributor’s duties under this Agreement; and

3.1.G.3 Consult with the Company’s representatives from time to time in order to assess the state of the market in the Territory, and permit the Company to inspect any premises used by the Distributor in connection with the sale of the Products.

3.1.H Distributor shall furnish to the Company all available sales and depletion reports and details of sales efforts to enable Company to track sales performance.

3.1.I Distributor shall distribute and ship the Products within the Territory in accordance with Company’s packaging, shipping, and distribution specifications and in accordance with all laws, rules, and regulations in the Territory. Distributor may not customize or modify, directly or indirectly, any of the Products.

3.1.J Distributor shall not sell any Product with an expired shelf life, and shall dispose of any such expired Product in the manner required by Company, and in accordance with all laws, statutes, rules, and regulations in the Territory.

3.1.K Parties are subject to the terms and obligations of a separate agreement addressing quality and regulatory obligations (the “Quality Agreement”). In the case of conflict between the Distribution Agreement and the Quality Agreement, the terms and obligations of the Quality Agreement prevail as to the subject matter of the Quality Agreement.

3.1.L Distributor shall comply with all applicable laws, rules and regulations in the Territory related to Importers and Distributors of medical devices. Distributor confirms that it is duly authorized as of the date of signature of the present Agreement to act as Importer and Distributor of medical devices in the Territory. Upon Company’s request, Distributor agrees to provide to Company proof of such valid authorization within five (5) working days. Distributor shall implement procedures in order to fulfil its obligations. Parties shall fully comply with all regulatory obligations of a separate agreement: the Quality Agreement.

3.1.M Distributor shall comply with all intellectual property and confidentiality obligations as provided in Attachment D (Legal).

3.2 Competition

3.2.A Distributor agrees to advise the Company of market conditions and the state of competition with respect to the Products in the Territory.

3.2.B Distributor represents and warrants that, as of the initial Effective Date of the Agreement, Distributor is not involved, directly or indirectly, in any activities involving PRP products which compete or have the potential to compete with the Products, including without limitation, the distribution of competing product lines (“Competing Activities”). If Distributor becomes involved in any Competing Activities, Distributor shall promptly notify the Company of such involvement, and the Company shall have, in addition to all other remedies to which Company may be entitled, the right to terminate this Agreement without liability at any time thereafter.

3.2.C The Distributor shall not:

3.2.C.1 Obtain any of the Products from any person or entity other than the Company, or obtain from any other person or entity, for purposes of resale, any products that compete with the Products;

3.2.C.2 Seek customers, establish a warehouse or distribution outlet for any of the Products or otherwise market any of the Products outside the Territory;

3.2.C.3 Sell any of the Products to any person or company outside the Territory, or inside the Territory if the Distributor knows, or should reasonably know, that the person or company intends to resell the Products outside the Territory;

3.2.C.4 Sell other Company’s products other than the Products listed in this Agreement;

3.2.C.5 Sell Products in Business Areas not listed or authorized in Article 1 and Attachment A;

3.2.C.6 Sell components of the Products; or

3.2.C.7 Sell the Products via Internet such as Amazon, eBay, Alibaba but the Distributor may sell through a web-store on its own Territory website.

3.2.D If Distributor receives any order from a prospective purchaser whose principal place of business is located outside the Territory, Distributor shall immediately refer that order to the Company. Distributor shall not accept any such orders. Distributor may not deliver, distribute, commercialize, promote or tender (or cause to be delivered, distributed, commercialized, promoted or tendered) any Product outside of the Territory.

3.3 Miscellaneous

3.3.A Distributor shall not submit or present to any governmental entity or regulatory authority any document related to the Products or the Company without the prior written approval of the Company. Distributor shall transmit within five (5) working days to Company all communications submitted to or received from any governmental entity or regulatory authority in relation to the Products or Company.

3.3.B Distributor agrees that the Company’s prior written approval is required before publication or presentation by any means (including websites, computers, journals, posters, congresses/conferences or tradeshows) of any material (including scientific, promotional or advertising material) related to the Products or Company. A draft of any material (including scientific, promotional or advertising material) related to the Products or Company shall be sent to Company at least twenty (20) working days before the intended publication or presentation date. Distributor agrees that any publicity or advertising released by it in which Company or Products are identified shall be in accordance with the terms of this Agreement and with use of information or data which the Company has furnished in connection with this Agreement. Copies of all such publicity and advertising shall be promptly forwarded to the Company. Notwithstanding the foregoing, nothing in this Section 3.3.B shall apply to any material previously approved by the Company and provided to Distributor pursuant to this Agreement. In no event shall Distributor publish, present or disseminate any material or information not approved in writing by Company.

3.3.C Distributor shall indemnify, defend and hold harmless Company and its officers, directors, employees, agents, and representatives from any and all loss, liability, actions, claims, suits, damages, settlements, charges, and expenses (including without limitation, reasonable attorneys’ fees and legal expenses)(collectively the “Claims”) arising out of (i) the breach by Distributor of any of the representations, warranties or covenants set forth in this Agreement; (ii) the gross negligence or willful misconduct of the Distributor; or (iii) third party claims for bodily injury (including death) to persons or tangible property caused by the negligence or willful misconduct of Distributor. In case any action, suit or proceeding shall at any time (either during or after the term hereof) be brought against Company by reason of any Claims, Distributor shall resist and defend such action, suit or proceeding, at the sole expense of Distributor by mutually agreed to counsel. Company will notifiy Distributor promptly in writing of the Claim. Distributor has the sole control of the defense and all related settlement negotiation. Notwithstanding the foregoing, Distributor shall consult with Company regarding any proposal to settle the Claim and obtain Company’s authorization to settlement, which authorization shall not be unreasonably withheld. Distributor shall keep Company reasonably informed of the status of the Claim. Company will provide Distributor with all reasonably necessary assistance, information, and authority to defend the Claim at Distributor’s expense. Distributor’s obligations under this indemnity provision will not extend to actions, suits, liabilities, settlements, losses, damages, charges, costs and expenses (including reasonable attorneys’ fees and costs) relating to or arising out of or in any way attributable to the actual or alleged negligence or willful misconduct of Company or its agents, officers, directors, or employees. This indemnification obligation survives expiration or termination of the Agreement.

3.3.D Distributor will take no action that is intended, or would reasonably be expected, to harm Company or its reputation, or would reasonably be expected to lead to unfavorable publicity to Company.

3.3.E If Distributor deals (e.g. imports, receives, resells, uses, stores or holds) in any way with a product from the Company which is not a Product (as listed in Attachment A), then Distributor shall immediately inform Company thereof in writing and all articles/clauses of this Agreement and any applicable Amendment shall equally apply to such products.

3.3.F Neither Distributor nor its sub-contractors shall provide or offer medical care, medical advice or a medical treatment plan to any person.

3.3.G At least once per calendar quarter, representatives of the Parties (including commercial and medical/market access representatives) shall meet, in person or by videoconference, for a Quarterly Business Review to discuss, at a minimum: (a) performance against the commercial plan and sales objectives, actual inventory; (b) Product Net Sales and Cumulative Revenue; (c) market access, reimbursement and medical-education activities; and (d) any corrective measures or new initiatives agreed by the Parties. At least seven (7) days prior to each Quarterly Business Review, Distributor shall provide the month-end inventory of Products in the Territory, by Product, showing units on hand and corresponding book value, The Parties shall prepare brief written minutes or an action list following each Quarterly Business Review.

4.0	OBLIGATIONS OF COMPANY

4.1 Company warrants that at the time of shipment, Products supplied by the Company hereunder shall be manufactured in accordance with Good Manufacturing Practices (GMP) as defined in the World Health Organization Guidelines and FDA; provided, however, that the Company shall not be liable for any of the foregoing with respect to any product labeling or package inserts to be provided or used by Distributor, any translation thereof, or for any noncompliance with the foregoing due to the handling or packaging of Products by Distributor. Company warrants that at the time of shipment Products supplied by the Company will have at least eighteen (18) months of shelf life remaining.

4.2 The Company shall from time to time, provide the Distributor with reasonable marketing, promotional and advertising materials, samples of the Products, and such brochures, catalogs, manuals and up-to-date marketing, promotional and advertising materials concerning the Products that the Company considers appropriate or as the Distributor reasonably requests. This shall not be construed as an obligation to the Company to design and/or produce any document or material specific to the Territory or elsewhere.

4.3 Company shall provide Instructions for Use (I.F.U.), product labeling and other technical information in compliance with FDA regulations.

4.4 The Company shall attempt to answer as soon as practicable, any technical or scientific inquiries concerning the Products which are made by the Distributor or its customers. The Company shall provide the Distributor with support in dealing with any defective Products. Company shall provide, by either telephone or remotely, reasonable scientific support related to the Products.

4.5 Company shall provide in either written, oral, remote or in person format, product launch training to Distributor’s personnel in connection with the marketing, sale, and support of the Products.

4.6 The Distributor may request a visit to the Company’s premises, at times to be agreed by both Parties and for not more than three (3) working days. The Company visit may be for up to two suitably qualified employees of the Distributor for training by the Company in relation to the Products and their marketing. The Distributor shall remain liable for all salaries and other employment costs of such employees of the Distributor, and all traveling, accommodation and other expenses incurred by such employees of the Distributor.

4.7 Company may provide promotional activities and visits within the Territory, including but not limited, to inviting experts to attend or present at seminars.

4.8 Company shall comply with all applicable FDA and Territory laws, rules, and regulations related to a manufacturer and sale of medical devices.

4.9 Company shall comply with all FDA and Territory laws, statutes, legislation, directives, regulations, rules and guidelines related to Post Market Surveillance (PMS).

4.10 Company agrees to provide technical information, including but not limited to, relevant clinical results required for any regulatory filings that the Company may be required to submit within the Territory.

4.11 Company shall indemnify, defend and hold harmless Distributor and its officers, directors, employees, agents, and representatives from any Claims arising out of (i) the breach by Company of any of the representations, warranties or covenants set forth in this Agreement; (ii) the gross negligence or willful misconduct of the Company; or (iii) third party claims for bodily injury (including death) to persons or tangible property caused by the negligence or willful misconduct of Company. In case any action, suit or proceeding shall at any time (either during or after the term hereof) be brought against Distributor by reason of any Claims, Company shall resist and defend such action, suit or proceeding, at the sole expense of Company by mutually agreed to counsel. Distributor will notify Company promptly in writing of the Claim. Company has the sole control of the defense and all related settlement negotiation. Notwithstanding the foregoing, Company shall consult with Distributor regarding any proposal to settle the Claim and obtain Distributor’s authorization to settlement, which authorization shall not be unreasonably withheld. Company shall keep Distributor reasonably informed of the status of the Claim. Distributor will provide Company with all reasonably necessary assistance, information, and authority to defend the Claim at Company’s expense. Company’s obligations under this indemnity provision will not extend to actions, suits, liabilities, settlements, losses, damages, charges, costs and expenses (including reasonable attorneys’ fees and costs) relating to or arising out of or in any way attributable to the actual or alleged negligence or willful misconduct of Distributor or its agents, officers, directors, or employees. This indemnification obligation survives expiration or termination of the Agreement.

4.12 Company shall not issue any press release or make any public announcement or disclosure concerning this Agreement or Distributor without the prior written consent of Distributor. Any proposed public announcement must be provided to Distributor at least ten (10) days prior to its anticipated publication.

4.13 Company will meet the requirements of Section 3.3.G.

5.0	ORDERS AND PRICING

5.1 Company agrees to ship and invoice the Products ex-works on the terms and at the prices fixed by the Company as set forth in Attachment C. The Company agrees to drop ship the Product directly to end users until Distributor has obtained the appropriate state medical device licenses. Distributor will use its best efforts to obtain such licenses as soon as practicable. Prices set forth in Attachment C shall be reviewed by both Parties prior to the end of each calendar year during the Term of the Agreement, with an agreement on new prices required by 31 December of each year. If both Company and Distributor fail to agree on new prices within thirty (30) days following the last day of the immediately preceding calendar year, then the Agreement shall continue in effect, unless otherwise terminated in accordance with the terms of this Agreement, with the same prices as were effective for the immediately preceding calendar year.

5.2 “Reimbursement Program” means key payer programs in the Territory that reimburse procedures using the Products (e.g., Medicare). “Reimbursement Fee” means the average reimbursement amount per relevant procedure or unit under a Reimbursement Program for the main billing codes used with the Products, as agreed in writing and updated from time to time.

“Reimbursement Change” means any percentage change in the Reimbursement Fee vs. the last level agreed in writing (the “Baseline Reimbursement Fee”).

5.2.A The initial Baseline Reimbursement Fee for the Products is equal to the reimbursement rates published in the 2026 Physician Fee Schedule and Outpatient Prospective Payment System as of the Effective Date

5.2.B If the Reimbursement Fee decreases by up to twenty percent (≤20%) vs. the Baseline Reimbursement Fee, the Parties will work in good faith to share the impact, for example by adapting Distributor’s net prices, Company’s supply prices and/or discounts and rebates. Any agreed changes are documented in writing (including updates to Annex C if needed) and apply only going forward.

5.2.C If the Reimbursement Fee decreases by more than twenty percent (>20%) vs. the Baseline Reimbursement Fee, the Parties will promptly negotiate in good faith revised commercial terms (including possible changes to supply prices or other economics. If the Parties do not reach agreement within ninety (90) days, Distributor may terminate the Agreement in whole or in part with six (6) months prior written notice. This termination right is in addition to any other termination rights Distributor has under this Agreement.

5.2.D A Party claiming a Reimbursement Change will notify the other Party with supporting documents (fee schedules, payer notices, etc.). The Parties will verify in good faith if there is a Reimbursement Change and its size. No rights in this Section 5.2 will apply until the Reimbursement Change is confirmed in writing by both Parties or by an independent reimbursement expert jointly appointed and paid by them.

5.2.E If a Reimbursement Change confirmed under Section 5.2.D results in an increase of the Reimbursement Fee:

(a)	Company may, on thirty (30) days’ written notice, increase USD supply prices for Products in Annex C by up to the same percentage increase, unless the Parties agree another allocation in writing; and

(b)	such increase is in addition to any indexation and applies only to Purchase Orders accepted after the increase takes effect.

5.3 All payments shall be made by transfer to a bank account specified by the Company in writing, without any set-off, deduction or withholding except for any tax that the Distributor is required by law to deduct or withhold from the Company. Company will provide necessary banking information for payment transfers. All invoices shall be paid in full before making another purchase order. The total pending invoice and order amount should not exceed the Distributor credit limit.

5.4 If the Distributor fails to pay the price for any Products in accordance with this Agreement, the Company may, without limiting any other right or remedy, cancel or suspend any further delivery to the Distributor under any order.

5.5 The prices of the Products are exclusive of any applicable value added tax, sales tax, import tax, customs, duties or similar tax, for which the Distributor shall be liable in addition to the price.

5.6 With limitation, the Distributor has the right to determine its selling prices to its customers and pricing policy. Distributor agrees that its sole profit is to be derived from its resale of Products. The Company has provided a manufacturer suggested retail price (MSRP). The Distributor shall comply in all material respects with United States antitrust statutes, laws, and regulations.

5.7 At least thirty (30) days prior to the start of each quarter, Distributor will provide to Company quarterly non-binding rolling twelve (12) month forecasts of its estimated orders of Products to Company. The Distributor shall provide to the Company any revisions to those estimates, as soon as practicable, but no later than at the start of each quarter. Company will maintain sufficient inventory to meet the forecasted quantities.

5.8 The Distributor shall be responsible to the Company for:

5.8.A Ensuring the accuracy of each order for the Products given by the Distributor;

5.8.B Maintaining a minimum of forty-five (45) days of inventory of the Products on hand, based on the latest 12-month forecast provided pursuant to Section 5.7;

5.8.C Promptly giving the Company all necessary information relating to the Products which is reasonably requested by the Company to enable the Company to fulfill each order in accordance with its terms; and

5.8.D Obtaining any necessary import licenses or other required documents (except those to be provided by the Company), and comply with any applicable laws, rules, or regulations concerning the importation of the Products into the Territory, and pay all applicable customs duties, taxes and charges in respect of the importation of the Products into the Territory and their resale in the Territory (unless they are exempt).

5.9 The Distributor shall, within seven (7) days of the arrival of each delivery of the Products at the Distributor’s premises, inspect the Products at its own cost and notify the Company in writing of any defect in goods or any other matter by reason of which the Distributor alleges that the Products delivered do not comply with this Agreement, and which should be apparent upon inspection.

5.10 Risk of damage to or loss of the Products shall pass to the Distributor in accordance with the relevant terms or otherwise at the time of delivery of the Products to the Distributor’s warehouse.

5.11 Distributor’s duty to maintain 45 days of inventory of the Products on hand is suspended or adjusted as needed if it cannot do so because of: (a) Company supply failure; (b) a recall, suspension or withdrawal of Products started by Company or a competent authority (unless caused by Distributor); or (c) force majeure under Section 10.0 of the Agreement. The Parties will agree on temporary adjustments and restore normal levels when the issue is resolved.

5.12 Distributor is required to place an initial stocking order by December 31, 2025.

6.0	TERM OF AGREEMENT

6.1 This Agreement shall be effective from the Effective Date until December 31, 2030 (the “Initial Term”). The Agreement will renew automatically for renewal terms of one (1) year each unless either party gives notice of its intention not to renew at least ninety (90) days before the end of the then current term.

6.2 Either party may terminate the Agreement in the event the other party is in material breach of its obligations hereunder, providing that such breach is not cured within thirty (30) working days after receipt of written notice thereof from the party asserting such breach.

6.3 For the purposes of Article 6.2, a breach of any provision of this Agreement shall be considered capable of being cured, if the party in breach can comply with the provision in question in all respects other than as to the time of performance.

6.4 Company may terminate the Agreement effective immediately, without prior notice, in case of breach by Distributor of any laws, rules, or regulations related to medical devices.

6.5 Company may terminate the Agreement effective immediately, without prior notice, if the Distributor sells or offers to sell Products outside of Territory.

6.6 Either party may terminate this Agreement effective immediately, without prior notice, if the other party (i) files a petition in bankruptcy; (ii) goes into liquidation or is adjudicated bankrupt; (iii) takes advantage of the insolvency laws of any state, territory, or country; (iv) makes an assignment for the benefit of creditors; or (v) has a receiver, trustee or other court officer appointed for its property.

6.7 Company may terminate the Agreement, without restrictions, effective immediately in the event of illegal use by Distributor of Company’s protected or confidential information, intellectual property rights including trademarks, copyright, patents, and inventions.

6.8 The Company may terminate this Agreement with immediate effect by giving written notice to the Distributor, if the latter fails to pay any sum payable by it under this Agreement within sixty (60) days following written notice that a payment is overdue.

6.9 The termination of this Agreement for any reason shall not affect:

6.9.A Either party’s accrued rights, remedies or liabilities, including payments due, at the effective date of termination; or

6.9.B The coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after termination. This includes, but is not limited to, all matters relating to confidentiality or non-compete.

6.10 In the event of a breach of the Agreement by the Distributor or upon expiration of this Agreement, the Company shall not have any obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee of present or prospective sales, investments, compensation or goodwill. Distributor, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws, rules and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Distributor hereby indemnifies and holds the Company, its officers, directors, employees, agents, and representatives harmless from and against any and all claims, costs, damages, and liabilities whatsoever asserted by any employee, agent or representative of Distributor under any applicable termination, labor, social security or other similar laws, rules or regulations.

7.0	EFFECT OF TERMINATION

The rights and obligations of the parties under this Agreement accruing prior to termination shall not be affected upon termination, and should either party request any indemnity for loss of, goodwill, or creation of clientele, it shall be discussed on the basis of sales and business plan presented at the time of termination. The following provisions shall take effect upon the termination of this agreement for any reason:

7.1 The Company shall be entitled on its own sole decision - and Distributor shall agree and fully cooperate - to repurchase from the Distributor, all or part of any inventory of the Products then held by the Distributor which have at least six (6) months shelf life left at their invoice value or at the value on the books of the Distributor, whichever is lower, subject to the following provisions:

7.1.A The Company shall be responsible for arranging and for the cost of transport and insurance;

7.1.B The Distributor may sell inventory for which it has accepted orders from customers prior to the date of termination, or in respect of which the Company does not give written notice to the Distributor within thirty (30) days after the date of termination, exercise its right to repurchase inventory; and

7.1.C For those purposes and to the extent necessary, the provisions of this Agreement shall continue in full force and effect.

7.2 The Distributor shall at its own expense within thirty (30) days send to the Company or otherwise dispose of in accordance with the directions of the Company, all material, including equipment and documents, samples of the Company and any advertising, promotional or sales material relating to the Products then in the possession of the Distributor.

7.3 Outstanding unpaid invoices rendered by the Company in respect of the Products shall become immediately payable by the Distributor and invoices in respect of Products ordered prior to termination but for which an invoice has not been submitted shall be payable immediately upon submission of the invoice.

7.4 The Distributor shall cease to promote, market or advertise the Products or to make any use of the Trademarks or any other Intellectual Property of the Company except for the purpose of selling any Products which the Company has not exercised its right of repurchase.

7.5 The Distributor shall at its own expense, join with the Company in procuring the cancellation of any registration effected pursuant to Point 1.3.F of Attachment D.

8.0	LIABILITY

8.1 In any case, where employees of one party visit the location/premises of the other party for the purposes of this Agreement, the party visiting the location/premises shall:

8.1.A Ensure that such employees comply with all security, safety and other regulations which are in force at the other party’s location/premises; and

8.1.B Indemnify the other party against all liabilities, costs, damages, and expenses to the extent that the same are caused by the negligent act or omission of any such employee at the other party’s location/premises.

8.2 Except in respect of death or personal injury caused by the Company’s negligence or willful misconduct, the Company shall not be liable to the Distributor by reason of any: misrepresentation (unless fraudulent); implied warranty, condition or other term; loss of profits; or any indirect, special or consequential loss or damage (whether caused by the negligence of the Company, its servants or agents or otherwise) in relation to the supply of the Products, or any failure to supply them or their resale by the Distributor, or otherwise arising out of or in connection with this Agreement.

8.3 The Company shall not be liable for unauthorized imports of Products, accessories or equipment including centrifuges in the Territory. Both parties will use its best efforts to stop any unauthorized importation of Products or equipment into the Territory, including contacting the unauthorized importer and relevant governmental bodies in the Territory.

9.0	WARRANTY

9.1 Subject to the following provisions, the Company warrants to the Distributor that:

9.1.A The Company has at the time of delivery, good title to the Products supplied under this Agreement and all Products are free of any liens or encumbrances;

9.1.B The Products supplied under this Agreement comply with all health, safety and other applicable legal requirements.

9.2 The Company shall be under no liability with respect of any defect in the Products arising from normal wear and tear, or any willful damage, negligence, subjection to abnormal working conditions, failure to follow the Company’s written instructions, misuse, alteration or repair of the Products without the Company’s written approval, or any other act or omission on the part of the Distributor, its employees or agents or any third-party.

9.3 Company warrants the Products will be free from defects in material and workmanship for a period of twelve (12) months from the date of purchase stated in the invoice or the expiration date prescribed on the medical device, whichever is shorter. In the case of consumables or expendables, the warranty time period shall be the usage time prescribed in the Instructions for Use (I.F.U.), providing such consumable or expendable is used prior to any “expiration” date. The warranty is only applicable when the Product is used under normal operating conditions and maintained in accordance with the I.F.U. and when not having been subjected to accident, alteration, or misuse. In the event of a failure within the warranty period, Company will repair or replace any Product returned and not conforming to the above warranty, or at its option, refund the purchase price. Company reserves the right to ask for proof of date of purchase such as the original invoice and evidence of non-conformity if possible.

9.4 Under no circumstances shall the warranty apply to any Product which has been used with unapproved ingredients or devices or to any Product which has been customized, modified, damaged, reused, or misused.

THE WARRANTY DESCRIBED ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESSED, OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE AND ALL WARRANTIES ARISING FROM THE COURSE OF DEALING OR USAGE OF TRADE). THE DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY IS FOR REPAIR OR REPLACEMENT OF THE DEFECTIVE PRODUCT OR PART THEREOF, OR, IN THE SOLE DISCRETION OF COMPANY, REFUND OF THE PURCHASE PRICE OF SUCH PRODUCT; BUT IN NO EVENT, SHALL COMPANY BE LIABLE TO THE DISTRIBUTOR OR ANY PERSON FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR OTHERWISE WITH RESPECT TO, OR ARISING OUT OF, THE PRODUCT FURNISHED THEREUNDER. IN NO EVENT SHALL DISTRIBUTOR’S REMEDY FOR BREACH OF WARRANTY EXCEED THE PRICE PAID FOR THE PRODUCT/S GIVING RISE TO THE WARRANTY CLAIM.

Representations and warranties made by any person, including distributors, dealers, representatives or employees, which are inconsistent or in conflict with, or in addition to, the terms of this warranty shall not be binding upon Company unless in writing and signed by one of its officers.

10.0	FORCE MAJEURE

10.1 “Force majeure” means acts of war, acts of public enemies, terrorist attacks, riots, sabotage, emergencies, accidents, fires, earthquakes, floods, storms, Acts of God, embargoes, authority of laws, labor disputes (including strikes, lockouts, job actions, or boycotts), or other impediments which the affected party proves was beyond its control and that it could not reasonably be expected to have taken the impediment into account at the time of the conclusion of this Agreement or to have avoided or overcome it or its consequences.

10.2 A party affected by force majeure shall not be deemed to be in breach of this Agreement, or otherwise be liable to the other party, by reason of any delay in performance, or the non-performance, of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any force majeure of which it has notified the other party in accordance with this Agreement.

10.3 If any force majeure occurs in relation to either party which affects or is likely to affect the performance of any of its obligations under this Agreement, it shall notify the other party within a reasonable time as to the nature and extent of the circumstances in question and their effect on its ability to perform.

10.4 If the performance by either party of any of its obligations under this Agreement is prevented or delayed by force majeure for a continuous period in excess of three (3) months, the other party shall be entitled to terminate this Agreement by giving written notice to the party affected by the force majeure.

11.0	GENERAL WARRANTIES

11.1 Each party warrants to the other party that:

11.1.A It has the authority to enter into this Agreement;

11.1.B It is qualified and permitted to enter into this Agreement and that the terms of this Agreement do not conflict with and are not inconsistent with any other of its contractual obligations;

11.1.C It is validly existing and in good standing as a corporation or limited liability company under the laws of the state of registration, and has all necessary powers to perform its obligations under this Agreement and its financial resources are sufficient to enable it to perform all of its obligations under this Agreement;

11.1.D Except for the ongoing litigation between Distributor and the FDA regarding its Axiofill product, it has not at any time in the past three (3) years been involved, and is not currently involved, in any litigation or disciplinary action relating to the sale of medical devices before a regulatory authority or under the laws of any country, and to its knowledge no such proceedings are anticipated to commence during the Term of this Agreement;

11.1.E The signatory to this Agreement for and on behalf of that party is authorized and fully empowered to execute this Agreement on that party’s behalf;

11.1.F The entry into and performance of this Agreement by that party will not breach any contractual or other obligation owed by that party to any other person, any rights of any other person or any other legal provision;

11.1.G It has sufficient personnel and capacity to perform its obligations under this Agreement;

11.1.H It owns or controls sufficient rights for it to perform its obligations under this Agreement; and

11.1.I It will at all times during the Term of this Agreement, comply with the terms of and maintain in force any necessary governmental or other approvals, consents, notifications, registrations or other legal requirements for the performance by that party of its obligations under this Agreement.

12.0	RELATIONSHIP BETWEEN PARTIES

The relationship between Company and Distributor is that of vendor and vendee. Under no circumstances shall Distributor, its agents or employees, be deemed agents or representatives of Company, and Distributor shall have no right to enter into any contracts or commitments IN THE NAME OF OR ON BEHALF OF Company in any respect whatsoever. Nothing in this Agreement shall (i) be deemed to establish a partnership in law or joint venture between the Parties, (ii) deem to establish either party the agent of the other for any purpose or (iii) entitle either party to commit or bind the other or any of its officers, directors, members, agents, employees, and representatives in any manner.

13.0	ASSIGNMENT AND DELEGATION; CHANGE OF CONTROL

13.1 This Agreement is personal to the Parties and, except to the extent necessary for the collection of outstanding bills through a factoring agent, neither party shall without the prior written approval of the other:

13.1.A Assign, mortgage, charge, otherwise transfer or deal in, or create any trust over, any of its rights; or

13.1.B Subcontract or otherwise delegate the whole or any part of its rights or obligations under this Agreement to another person. However, upon Company’s written approval, the Distributor has the right to delegate rights and obligations to third-party independent sales representatives within the Territory providing they are bound by this Agreement as agents of the Distributor.

13.2 Notwithstanding the foregoing, this Agreement may be assigned by either Party in connection with a merger, consolidation, sale of all of the equity interests of such Party, or a sale of all or substantially all of the assets of such Party without the prior written consent of the other Party. Distributor’s rights under this Agreement shall not be affected by a change of control of Company.

14.0	NOTICES

Notices or communications regarding Product, Price, or Payment Terms, may take the form of e-mails to be communicated to Eric Smith, SVP Marketing & International, [*]. Confirmation of receipt is required. Any other notice or other communication required or desired to be given by one party to the other party, under this Agreement, shall be given in writing and shall be deemed given when personally delivered to the CEO, Managing Director, President, General Counsel or General Manager of the other party, or, to Federal Express or other international overnight courier or when deposited in a postal facility, postage prepaid, registered or certified mail, return receipt requested, which is maintained by the Company’s government for such purposes and directed to the address set forth above.

15.0	SEVERABILITY

15.1 If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision, unless it can be concluded from the circumstances that, in the absence of the provision found to be null and void, the Parties would not have entered into this Agreement.

15.2 The Parties shall use all reasonable efforts to replace all provisions found to be null and void by provisions that are valid under the applicable law and come closest to their original intention.

16.0	GOVERNING LAW AND ARBITRATION

The laws of the State of New York, without reference to conflicts of laws principles, shall apply to and govern interpretation and construction of the terms of this Agreement. Each party consents and agrees to the exclusive jurisdiction and venue of the courts located in New York City, New York.

17.0	LANGUAGE OF THE AGREEMENT

This Agreement has been negotiated and concluded in English. It may be translated into any other language for practical purposes, but the English version shall prevail in the event of any doubt.

18.0	COUNTERPARTS

This Agreement may be executed in any number of counterparts and delivered by facsimile transmission, electronic transmission, or by PDF. Each counterpart shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

19.0	ENTIRE AGREEMENT

19.1 This Agreement constitutes the entire Agreement between the parties and supersedes all previous negotiations, representations and agreement heretofore made by the parties hereto with respect to the subject matter hereof. There are no understandings or agreements relative hereto which are not fully expressed herein; no modification, amendment, waiver or discharge thereof shall be valid unless in writing and executed by the party whose rights are adversely affected thereby. Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party that is not expressly set out or referred to in this Agreement. This Article shall not exclude any liability for fraudulent misrepresentation.

19.2 This Agreement may not be varied except by an agreement of both Parties in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives duly authorized as of the day and year first above written.

For Regen Lab USA LLC
By Dr. Giuseppe Calloni, CEO

Signature	/s/ Giuseppe Calloni

Date	12/12/2025

For Regen Lab USA LLC
By Antonino Turzi, President

Signature	/s/ Antoine Turzi

Date	12/12/2025

For MiMedx Group, Inc.
By Joseph H. Capper, Chief Executive Officer

Signature	/s/ Joseph H. Capper

Date	12/12/2025

ATTACHMENT A – PRODUCTS

A.1 Kits (exclusive, limited to Business Area)

-	RegenWound Gel PRP Kit I / RegenKit®-Wound Gel-1/ RK-WG-1 / UDI 00850033131093

-	RegenWound Gel PRP Kit II / RegenKit®-Wound Gel-2 / RK-WG-2 / UDI 00850033131079

A.2 Accessories (non-exclusive)

-	Centrifuge model(s) – Drucker Centrifuge – CENT-DRK-Horizon6-FA

-	Spray Applicator – SE-R-A/NAC1

-	Wound Care Accessory Set – WCA-SET1 – UDI 00850033131123

-	Counterbalance 10ml – SE-CB-GEN-10

-	Counterbalance 20ml – SE-CB-GEN-20

ATTACHMENT B – INTENTIONALLY OMITTED

ATTACHMENT C – TERMS & PRICES

C1. Products – Base Supply Prices (USD, EXW)

Product	SKU	Unit Supply Price (USD)
RegenWound Gel PRP Kit I	RK-WG-1	180
RegenWound Gel PRP Kit II	RK-WG-2	320

C2. Accessories – Supply Prices (USD, EXW)

Accessory	SKU	Unit Supply Price (USD)
Centrifuge Model Drucker	CENT-DRK-Horizon6-FA	850
Spray Applicator	SE-R-A/NAC1	65
Wound Care Accessory Set	WCA-SET1	32
Counterbalance 10ml	SE-CB-GEN-10	two (2) units supplied free of charge with each centrifuge; replacement units priced at USD 10 each
Counterbalance 20ml	SE-CB-GEN-20	two (2) units supplied free of charge with each centrifuge; replacement units priced at USD 10 each

Free Demo Kits are available upon request.

Terms: Ex-works NJ Factory

All shipping, duties, taxes, and tariffs are paid by the Distributor

Payment Terms: NET 30 Terms from when Tracking is given

ATTACHMENT D – LEGAL